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                              ARTICLES OF AMENDMENT
                                     OF THE
                    THIRD RESTATED ARTICLES OF INCORPORATION
                     OF ELECTRO SCIENTIFIC INDUSTRIES, INC.


     Pursuant to ORS 60.434, Electro Scientific Industries, Inc. (the "Corporation") has adopted an amendment to its Third Restated Articles of Incorporation.

     1.   The name of the Corporation is Electro Scientific Industries, Inc.

     2. Article XII of the Corporation's Third Restated Articles of Incorporation shall be amended to read in its entirety as set forth on Exhibit A (the "Amendment").

     3. The Amendment was adopted by the Corporation's Board of Directors on May 7, 1999.

     4.   The Amendment does not require shareholder action.

     5.   The person to contact about this filing is:

          Peter J. Bragdon
          Stoel Rives LLP
          900 SW Fifth Ave. Suite 2600
          Portland, Oregon 97204
          (503) 294-9517

Dated: May 28, 1999

                                        ELECTRO SCIENTIFIC INDUSTRIES, INC.


                                        By: JOSEPH L. REINHART
                                           --------------------------------
                                        Name: JOSEPH L. REINHART
                                             ------------------------------
                                        Title: VICE PRESIDENT AND
                                               CORPORATE SECRETARY
                                              -----------------------------

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                                      EXHIBIT A
                                    AMENDMENT TO
                        THIRD RESTATED ARTICLES OF INCORPORATION
                         OF ELECTRO SCIENTIFIC INDUSTRIES, INC.
                                  AMENDING TERMS OF
                            SERIES A NO PAR PREFERRED STOCK

                                      ARTICLE XI

     This Article XI sets forth the designation, preferences, limitations and relative rights of a series of No Par Preferred Stock of the corporation as determined by the board of directors of the corporation pursuant to its authority under Oregon Revised Statutes 60.134 and Section 2(i) of Article III of these Articles of Incorporation.

     1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A No Par Preferred Stock" and the number of shares constituting such series shall be 300,000.

     2.   DIVIDENDS AND DISTRIBUTIONS.

          (i) The holders of shares of Series A No Par Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the purpose, dividends in an amount per share equal to 100 (the "Adjustment Number") multiplied by the aggregate per share amount of all cash dividends, and the Adjustment Number multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, without par value, of the corporation (the "Common Stock") after the first issuance of any share or fraction of a share of Series A No Par Preferred Stock.

          (ii) The corporation shall declare a dividend or distribution on the Series A No Par Serial Preferred Stock as provided in paragraph (i) above at the same time that it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

          (iii) Dividends shall not be cumulative. Unpaid dividends shall not bear interest. Dividends paid on the shares of Series A No Par Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     3. VOTING RIGHTS. Except as otherwise provided by law, shares of Series A No Par Preferred Stock shall be entitled to a number of votes equal to the Adjustment Number on any

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matter submitted to the shareholders and the Series A No Par Preferred Stock, any other series of Preferred Stock and the Common Stock shall vote together as one class.

     4.   CERTAIN RESTRICTIONS.

          (i) Whenever dividends or distributions payable on the Series A No Par Preferred Stock as provided in Section 2 have not been declared or paid for any fiscal year, until all such dividends and distributions for such fiscal year on shares of Series A No Par Preferred Stock outstanding shall have been declared and paid in full, the corporation shall not in such fiscal year

                (a) declare or pay dividends on or make any other distributions on any shares of stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series A No Par Preferred Stock except dividends paid ratably on the Series A No Par Preferred Stock and-all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled and dividends or distributions payable in Common Stock;

                (b) purchase or otherwise acquire for consideration any shares of Series A No Par Preferred Stock or any shares of stock ranking on a parity with the Series A No Par Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (ii) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     5. RESTRICTION ON ISSUANCE OF SHARES; REACQUIRED SHARES. The corporation shall not issue any shares of Series A No Par Preferred Stock except upon exercise of rights (the "Rights") issued pursuant to the Rights Agreement dated as of May 7, 1999, between the corporation and First Chicago Trust Company of New York (the "Rights Agreement"), a copy of which is on file with the secretary of the corporation at its principal executive office and shall be made available to stockholders of record without charge upon written request. Any shares of Series A No Par Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever may be restored to the status of authorized but unissued shares after the acquisition thereof. All such shares shall upon any such restoration become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred

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Stock to be created by the board of directors, subject to the conditions and restrictions on issuance set forth herein.

     6.   LIQUIDATION, DISSOLUTION OR WINDING UP.

          (i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A No Par Preferred Stock unless, prior thereto, the holders of shares of Series A No Par Preferred Stock shall have received the Adjustment Number multiplied by the per share amount to be distributed to holders of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A No Par Preferred Stock.

          (ii) In the event that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A No Par Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

     7. CONSOLIDATION, MERGER, ETC. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A No Par Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

     8. ANTI-DILUTION ADJUSTMENTS TO ADJUSTMENT NUMBER. In the event the corporation shall at any time after May 7, 1999 (the "Rights Declaration Date")
(i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number for all purposes of this Article XI shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
Stock that were outstanding immediately prior to such event. In the event the corporation shall at any time after the Rights Declaration Date, fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into

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Common Stock at a price per share of Common Stock (or having a conversion price per share, if a security convertible into Common Stock) less than the then Current Per Share Market Price of the Common Stock (as defined in Section 11(d) of the Rights Agreement) on such record date, then in each such case the Adjustment Number for all purposes of this Article XI shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price (as defined in Section 11(d) of the Rights Agreement). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the board of directors. Common Stock owned by or held for the account of the corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, options or warrants are not so issued, the Adjustment Number shall be readjusted as if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the Adjustment Number shall be readjusted to be the number which would have resulted from the adjustment provided for in this Section 8 if only the rights, options or warrants that were exercised had been issued.

     9. NO REDEMPTION. The shares of Series A No Par Preferred Stock shall not be redeemable at the option of the corporation or any holder thereof. Notwithstanding the foregoing sentence, the corporation may acquire shares of Series A No Par Preferred Stock in any other manner permitted by law.

     10. AMENDMENT. Subsequent to the Distribution Date (as defined in the Rights Agreement) these articles of incorporation shall not be further amended in any manner which would materially alter or change the preferences, limitations and relative rights of the Series A No Par Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A No Par Preferred Stock, voting separately as a class.

     11. FRACTIONAL SHARES. Series A No Par Preferred Stock may be issued in fractions of a share in integral multiples of one one-hundredth of a share, which shall entitle the holder, in proportion to such holders' fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A No Par Preferred Stock.

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